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                                                                                                                        Exhibit 12.1
                                                   THE CHARLES SCHWAB CORPORATION

                                          Computation of Ratio of Earnings to Fixed Charges
                                                    (Dollar amounts in millions)
                                                             (Unaudited)

                                                                                Three Months Ended        Nine Months Ended
                                                                                   September 30,            September 30,
                                                                                 2002        2001         2002        2001
                                                                               ---------   ---------    ---------   ---------


      Earnings (loss) before taxes on earnings (loss) and extraordinary gain    $  (5)      $  26        $ 281      $  164

      Fixed charges
        Interest expense:
          Brokerage client cash balances                                           43         147          141         606
          Deposits from banking clients                                            26          29           72         104
          Long-term debt                                                           10          13           37          42
          Short-term borrowings                                                     6           8           19          18
          Stock-lending activities                                                  1           3            3          17
          Other                                                                                 1                        3
      ------------------------------------------------------------------------------------------------------------------------------
              Total                                                                86         201          272         790
        Interest portion of rental expense                                         21          25           65          71
      ------------------------------------------------------------------------------------------------------------------------------
          Total fixed charges (A)                                                 107         226          337         861
      ------------------------------------------------------------------------------------------------------------------------------

      Earnings before taxes on earnings and extraordinary
          gain and fixed charges (B)                                            $ 102       $ 252        $ 618      $1,025
      ==============================================================================================================================


      Ratio of earnings to fixed charges (B) / (A) (1)                            1.0 (2)     1.1          1.8         1.2
      ==============================================================================================================================


      Ratio of earnings to fixed charges excluding
          brokerage client interest expense (3)                                    .9         1.3          2.4         1.6
      ==============================================================================================================================


     (1)  The ratio of earnings to fixed charges is calculated in accordance with SEC  requirements.  For such purposes,  "earnings"
          consist of earnings  (loss) before taxes on earnings  (loss) and  extraordinary  gain and fixed charges.  "Fixed  charges"
          consist  of  interest  expense  as  listed  above,  including  one-third  of  rental  expense,  which is  estimated  to be representative of the interest factor.

     (2)  The amount of the deficiency in the ratio of earnings to fixed charges was $5 million for the three months ended September
          30, 2002.

     (3)  Because  interest  expense  incurred in  connection  with payables to brokerage  clients is completely  offset by interest revenue on related  investments  and margin  loans,  the  Company  considers  such  interest to be an  operating  expense.
          Accordingly,  the ratio of earnings to fixed charges excluding  brokerage client interest expense reflects the elimination of such interest expense as a fixed charge.

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